EXHIBIT 99.1

Seitel Announces Search for New Certifying Accountants

FOR IMMEDIATE RELEASE

HOUSTON, TX, JULY 30, 2004 – Seitel, Inc. (OTCBB: “SELA”) today announced that Ernst & Young LLP (“E&Y”), who has served as independent accountants and has audited the consolidated financial statements of Seitel, Inc., a Delaware corporation, for each of the four years ended December 31, 2003, informed Seitel that it would resign as independent accountants for Seitel following the filing of Seitel’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, as a result of E&Y’s annual review of its client portfolio. E&Y did not consult with Seitel’s audit committee regarding the foregoing and, therefore, Seitel’s audit committee did not recommend or approve E&Y’s decision to so advise Seitel. Seitel’s audit committee has commenced an immediate search for a new independent accountant.

ABOUT SEITEL

Seitel is a leading provider of seismic data and related geophysical services to the oil and gas industry in North America. Seitel’s products and services are used by oil and gas companies to assist in the exploration for and development and management of oil and gas reserves. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it offers for license to a wide range of oil and gas companies. Seitel believes that our library of onshore seismic data is one of the largest available for licensing in the United States and Canada Seitel’s seismic data library includes both onshore and offshore three-dimensional (3D) and two-dimensional (2D) data and offshore multi-component data. Seitel has ownership in approximately 32,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated primarily in the major North American oil and gas producing regions. Seitel markets its seismic data to over 1,300 customers in the oil and gas industry, and it has license arrangements with in excess of 1,000 customers.

Statements in this release about the future outlook related to Seitel involve known and unknown risks and uncertainties, which may cause Seitel’s actual results to differ materially from expected results. While Seitel believes its forecasting assumptions are reasonable, there are factors that are hard to predict and influenced by economic and other conditions that are beyond Seitel’s control. Among the other important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in Seitel’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from Seitel without charge.

# # #